Exhibit 99.1

MAIN STREET ANNOUNCES FIRST QUARTER 2022 RESULTS

First Quarter 2022 Net Investment Income of $0.73 Per Share

First Quarter 2022 Distributable Net Investment Income(1) of $0.77 Per Share

Net Asset Value of $25.89 Per Share

HOUSTON, May 5, 2022 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the first quarter of 2022.

First Quarter 2022 Highlights

  Net investment income of $52.2 million (or $0.73 per share)
  Distributable net investment income(1) of $55.0 million (or $0.77 per share)
  Total investment income of $79.4 million
  An industry leading position in cost efficiency, with a ratio of total non-interest operating expenses as a percentage of average total assets ("Operating Expenses to Assets Ratio") of 1.1% on an annualized basis for the quarter and 1.5% for the trailing twelve month ("TTM") period ended March 31, 2022
  Net increase in net assets resulting from operations of $65.2 million (or $0.91 per share)
  Return on equity(2) of 14.2% on an annualized basis for the quarter and 19.9% for the TTM period ended March 31, 2022
  Net asset value of $25.89 per share at March 31, 2022, representing an increase of $0.60 per share, or 2.4%, compared to $25.29 per share at December 31, 2021
  Declared monthly dividends totaling $0.645 per share for the second quarter of 2022, or $0.215 per share for each of April, May and June 2022, representing a 4.9% increase from the monthly dividends paid for the second quarter of 2021
  Declared and paid a supplemental dividend of $0.075 per share, resulting in total dividends paid in the first quarter of 2022 of $0.72 per share
  Completed $77.5 million in total lower middle market ("LMM") portfolio investments, including investments totaling $51.5 million in two new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $57.2 million in total LMM portfolio investments
  Completed $201.5 million in total private loan portfolio investments, which after aggregate repayments of debt principal and return of invested equity capital from several private loan portfolio investments resulted in a net increase of $114.3 million in total private loan portfolio investments

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We are pleased that Main Street delivered very strong first quarter results, with net investment income per share and distributable net investment income per share amounts that matched our quarterly records set in the fourth quarter and with distributable net investment income per share that exceeded the monthly dividends paid to our shareholders during the quarter by over 19%. The continued strong performance of our underlying portfolio companies resulted in additional fair value appreciation of our investments in these companies, and when combined with our continued success in executing new lower middle market and private loan investments increased the fair value of our total investment portfolio at quarter-end to $3.7 billion and resulted in a record net asset value per share."

Mr. Hyzak continued, "These positive results and the continued momentum in each of our core strategies provided us with the confidence to recommend that our board of directors approve another supplemental dividend payable in June 2022, representing our third consecutive quarter with a supplemental dividend. In addition to our strong start to the year, we remain very confident that our highly unique lower middle market strategy, combined with the strength of our private loan platform and our growing asset management business will allow us to continue to deliver superior results for our shareholders."

First Quarter 2022 Operating Results

The following table provides a summary of our operating results for the first quarter of 2022:

	Three Months Ended March 31,
	2022	2021	Change ($)	Change (%)
Interest income	$59,441	$43,471	$15,970	37%
Dividend income	16,622	17,697	(1,075)	(6%)
Fee income	3,332	1,639	1,693	103%
Total investment income	$79,395	$62,807	$16,588	26%

Net investment income	$52,212	$39,757	$12,455	31%
Net investment income per share	$0.73	$0.58	$0.15	26%

Distributable net investment income (1)	$55,030	$42,090	$12,940	31%
Distributable net investment income per share (1)	$0.77	$0.62	$0.15	24%

Net increase (decrease) in net assets resulting from operations	$65,203	$57,346	$7,857	14%
Net increase (decrease) in net assets resulting from operations per share	$0.91	$0.84	$0.07	8%

The $16.6 million increase in total investment income in the first quarter of 2022 from the comparable period of the prior year was principally attributable to (i) a $16.0 million increase in interest income, primarily due to higher average levels of investment portfolio debt investments and (ii) a $1.7 million increase in fee income, primarily attributable to the increased investment activity. These increases were partially offset by a $1.1 million decrease in dividend income from investment portfolio equity investments. The $16.6 million increase in total investment income in the first quarter of 2022 includes a net reduction in the impact of certain income considered less consistent or non-recurring of $2.2 million, resulting from (i) a $2.9 million decrease from dividend income and (ii) a $0.7 million increase in income from accelerated prepayment, repricing and other activity related to certain investment portfolio debt investments, in both cases when compared to the same period in 2021.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $24.4 million in the first quarter of 2022 from $20.7 million for the corresponding period of 2021. This increase in cash operating expenses was principally attributable to (i) a $2.9 million increase in interest expense and (ii) a $1.0 million increase in compensation expense, partially offset by a $0.4 million increase in expenses allocated to the External Investment Manager, as defined below. The increase in interest expense is primarily related to increased borrowings from our unsecured notes offerings in January and October 2021 and under our Credit Facility to fund our investment activity, partially offset by a lower average interest rate on our outstanding borrowings due to the change in composition of those borrowings. The increase in compensation expense is primarily related to increased headcount, base compensation rates and incentive compensation accruals, partially offset by the comparable period reduction to compensation expense resulting from a decrease in the fair value of deferred compensation plan assets and corresponding liabilities in the first quarter of 2022 compared to an increase in such fair value in the corresponding period of 2021. Our Operating Expenses to Assets Ratio for the first quarter of 2022 was 1.1% compared to 1.3% for the first quarter of 2021, both on an annualized basis.

The $12.5 million increase in net investment income and the $12.9 million increase in distributable net investment income(1), which is net investment income before non-cash, share-based compensation expense, in the first quarter of 2022 from the comparable period of the prior year were both principally attributable to the increase in total investment income, partially offset by higher operating expenses, both as discussed above.

Net investment income and distributable net investment income on a per share basis(1) for the first quarter of 2022 both increased by $0.15 per share, compared to the first quarter of 2021 to $0.73 and $0.77 per share, respectively. Both increases include the impact of an increase in the average shares outstanding compared to the first quarter of 2021 primarily due to shares issued (i) through our at-the-market ("ATM") program, (ii) pursuant to our dividend reinvestment plan and (iii) pursuant to our equity incentive plans. Net investment income and distributable net investment income on a per share basis(1) in the first quarter of 2022 includes (i) a $0.03 per share decrease in investment income considered less consistent or non-recurring and (ii) a decrease in compensation expense of $0.01 per share resulting from the comparable period difference in the fair value of deferred compensation plan assets and corresponding liabilities, as compared to the first quarter of 2021.

The $65.2 million net increase in net assets resulting from operations in the first quarter of 2022 represents a $7.9 million increase from the first quarter of 2021. This increase was primarily the result of (i) a $19.1 million favorable change in net realized gain/loss from investments from a net realized loss of $15.7 million in the first quarter of 2021 to a net realized gain of $3.3 million in the first quarter of 2022 and (ii) an $12.5 million increase in net investment income as discussed above, partially offset by (i) a $19.2 million decrease in net unrealized appreciation from portfolio investments (including the impact of accounting reversals relating to realized gains/income) and (ii) a $4.4 million increase in income tax provision. The $3.3 million net realized gain from investments for the first quarter of 2022 was primarily the result of (i) a $1.6 million realized gain from the full exit of a private loan investment and (ii) $1.5 million of realized gain distributions from two other portfolio investments.

The following table provides a summary of the total net unrealized appreciation of $14.8 million for the first quarter of 2022:

Three Months Ended March 31, 2022
	LMM (a)	Private Loan	Middle Market	Other		Total
(dollars in millions)

Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains / income) losses recognized during the current period	$ 0.3	$ (0.7)	$ (0.1)	$ (1.7)		$ (2.2)
Net unrealized appreciation (depreciation) relating to portfolio investments	20.7	3.2	(0.6)	(6.3)	(b)	17.0
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ 21.0	$ 2.5	$ (0.7)	$ (8.0)		$ 14.8

(a)	LMM includes unrealized appreciation on 24 LMM portfolio investments and unrealized depreciation on 13 LMM portfolio investments.
(b)

Other includes (i) $7.5 million of unrealized depreciation relating to the External Investment Manager, as defined below and (ii) $0.4 million of unrealized depreciation relating to Main Street's deferred compensation plan assets, partially offset by $1.6 million of net unrealized appreciation relating to the other portfolio.

Liquidity and Capital Resources

As of March 31, 2022, we had aggregate liquidity of $535.0 million, including (i) $18.0 million in cash and cash equivalents and (ii) $517.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of March 31, 2022 are as follows:

  Our Credit Facility included $855.0 million in total commitments from a diversified group of 18 participating lenders, plus an accordion feature that allows us to increase the total commitments under the facility to up to $1.2 billion.
  $338.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 2.3% based on LIBOR effective for the contractual reset date of April 1, 2022.
  $350.0 million of outstanding Small Business Investment Company ("SBIC") debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 2.9% and mature ten years from original issuance. The first maturity related to our existing SBIC debentures occurs in the first quarter of 2023, and the weighted-average remaining duration was approximately 5.9 years.
  $500.0 million of notes outstanding that bear interest at a rate of 3.00% per year (the "3.00% Notes"). The 3.00% Notes mature on July 14, 2026 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $450.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the "5.20% Notes"). The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1.9 billion, or $25.89 per share.

Investment Portfolio Information as of March 31, 2022(3)

The following table provides a summary of the investments in our LMM portfolio, private loan portfolio and middle market portfolio as of March 31, 2022:

	As of March 31, 2022
	LMM (a)	Private Loan	Middle Market
		(dollars in millions)
Number of portfolio companies	75	79	36
Fair value	$ 1,795.5	$ 1,260.7	$ 397.3
Cost	$ 1,513.8	$ 1,273.6	$ 443.8
Debt investments as a % of portfolio (at cost)	71.7%	95.8%	93.3%
Equity investments as a % of portfolio (at cost)	28.3%	4.2%	6.7%
% of debt investments at cost secured by first priority lien	99.0%	99.4%	98.7%
Weighted-average annual effective yield (b)	11.1%	8.2%	7.6%
Average EBITDA (c)	$ 6.2	$ 41.3	$ 76.0

(a)	We had equity ownership in all of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 40%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the private loan and middle market portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 181% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.8 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.8 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.8 to 1.0 and 2.8 to 1.0, respectively.(3) (4)

As of March 31, 2022, our investment portfolio also included:

  Other portfolio investments in thirteen companies, collectively totaling $102.4 million in fair value and $109.9 million in cost basis, which comprised 2.8% and 3.3% of our investment portfolio at fair value and cost, respectively; and
  Our investment in the External Investment Manager (as defined below), with a fair value of $132.9 million and a cost basis of $29.5 million, which comprised 3.6% and 0.9% of our investment portfolio at fair value and cost, respectively.

As of March 31, 2022, we had nine investments on non-accrual status, which comprised 0.6% of the total investment portfolio at fair value and 3.1% at cost and our total portfolio investments at fair value were 109% of the related cost basis as of March 31, 2022.

External Investment Manager

MSC Adviser I, LLC is a wholly owned portfolio company and registered investment adviser that provides investment management services to external parties (the "External Investment Manager"). We share employees with the External Investment Manager and allocate costs related to such shared employees and other operating expenses to the External Investment Manager. The total contribution of the External Investment Manager to our net investment income consists of the combination of the expenses we allocate to the External Investment Manager and the dividend income we earn from the External Investment Manager. During the first quarter of 2022, the External Investment Manager earned $5.7 million of management fee income, which consisted of (i) $5.4 million of base management fees (ii) $0.2 million in administrative services fees and (iii) $0.1 million in incentive fees, for the services it provided to external parties, an increase of $1.8 million from the first quarter of 2021. In addition, we allocated $2.8 million of total expenses to the External Investment Manager. The combination of the dividend income we earned from the External Investment Manager and expenses we allocated to it resulted in a total contribution to our net investment income of $5.1 million, representing an increase of $1.5 million from the first quarter of 2021. The External Investment Manager ended the first quarter of 2022 with total assets under management of over $1.5 billion.

First Quarter 2022 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 6, 2022 at 10:00 a.m. Eastern Time to discuss the first quarter 2022 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 13, 2022 and may be accessed by dialing 201-612-7415 and using the passcode 13728828#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2022 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market investment strategy. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC ("MSC Adviser"), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including but not limited to our ability to successfully source and execute on new portfolio investments and delivery of future financial performance and results, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street's portfolio companies operate; the potential impacts of the COVID-19 pandemic on the business and operations, liquidity and access to capital of Main Street and its portfolio companies, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street's operations or the operations of its portfolio companies; the operating and financial performance of Main Street's portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in Main Street's filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$32,577	$24,025
Affiliate investments	13,917	11,505
Non-Control/Non-Affiliate investments	32,901	27,277
Total investment income	79,395	62,807
EXPENSES:
Interest	(16,687)	(13,804)
Compensation	(7,269)	(6,318)
General and administrative	(3,226)	(2,975)
Share-based compensation	(2,818)	(2,333)
Expenses allocated to the External Investment Manager	2,817	2,380
Total expenses	(27,183)	(23,050)
NET INVESTMENT INCOME	52,212	39,757
NET REALIZED GAIN (LOSS):
Control investments	-	(10,925)
Affiliate investments	692	(4,803)
Non-Control/Non-Affiliate investments	2,644	(2)
Total net realized gain (loss)	3,336	(15,730)
NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	8,279	14,261
Affiliate investments	3,041	6,417
Non-Control/Non-Affiliate investments	3,432	13,323
Total net unrealized appreciation (depreciation)	14,752	34,001
INCOME TAXES:
Federal and state income, excise and other taxes	(1,309)	(634)
Deferred taxes	(3,788)	(48)
Income tax benefit (provision)	(5,097)	(682)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$65,203	$57,346
NET INVESTMENT INCOME PER SHARE—BASIC AND DILUTED	$0.73	$0.58
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE—BASIC AND DILUTED	$0.91	$0.84
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	71,708,326	68,126,576

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31,	December 31,
	2022	2021
	(unaudited)
ASSETS
Investments at fair value:
Control investments	$1,486,663	$1,489,257
Affiliate investments	559,439	549,214
Non-Control/Non-Affiliate investments	1,644,636	1,523,360
Total investments	3,690,738	3,561,831
Cash and cash equivalents	17,952	32,629
Interest receivable and other assets	68,320	56,488
Receivable for securities sold	-	35,125
Deferred financing costs, net	3,973	4,217
Total assets	$3,780,983	$3,690,290
LIABILITIES
Credit facility	$338,000	$320,000
3.00% Notes due 2026 (par: $500,000 as of both March 31, 2022 and December 31, 2021)	497,741	497,609
5.20% Notes due 2024 (par: $450,000 as of both March 31, 2022 and December 31, 2021)	451,136	451,272
SBIC debentures (par: $350,000 as of both March 31, 2022 and December 31, 2021)	343,027	342,731
4.50% Notes due 2022 (par: $185,000 as of both March 31, 2022 and December 31, 2021)	184,595	184,444
Accounts payable and other liabilities	26,655	40,469
Payable for securities purchased	-	5,111
Interest payable	17,145	14,926
Dividend payable	15,519	15,159
Deferred tax liability, net	33,511	29,723
Total liabilities	1,907,329	1,901,444

NET ASSETS
Common stock	723	707
Additional paid-in capital	1,807,739	1,736,346
Total undistributed earnings	65,192	51,793
Total net assets	1,873,654	1,788,846
Total liabilities and net assets	$3,780,983	$3,690,290
NET ASSET VALUE PER SHARE	$25.89	$25.29

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net investment income	$52,212	$39,757
Share-based compensation expense	2,818	2,333
Distributable net investment income (1)	$55,030	$42,090

Per share amounts:
Net investment income per share -
Basic and diluted	$0.73	$0.58
Distributable net investment income per share -
Basic and diluted (1)	$0.77	$0.62

MAIN STREET CAPITAL CORPORATION
Endnotes

(1)  Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the three months and TTM periods ended March 31, 2022.

(3) Portfolio company financial information has not been independently verified by Main Street.

(4) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600